Exhibit 99.1

News Release | For Immediate Release

FactSet Appoints New EVP, Global Head of Sales and Client Solutions

Proven global sales leader and 15-year veteran of the Company Franck Gossieaux joins executive team

NORWALK, Conn., May 28, 2019 – FactSet (NYSE:FDS | NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading services, today announced the appointment of Franck Gossieaux as Executive Vice President, Global Head of Sales and Client Solutions. In this role, Gossieaux will be responsible for overseeing all global sales and client activities for FactSet.

Gossieaux joined FactSet in 2004 as part of its acquisition of JCF Group and has since held multiple senior leadership roles at the Company in both Europe and North America, including leading the EMEA and Americas sales teams. He has been instrumental in expanding FactSet across key markets and has global experience covering enterprise-level client relationships.

“FactSet is built on strong and lasting relationships, and Franck has already made a solid impact on many of our 5,000+ clients around the world,” said Phil Snow, CEO, FactSet. “Franck’s record of driving global growth, along with his passion, creativity and vision, make him well-suited for this role and a strong addition to our executive team.”

“FactSet has taken great strides in both optimizing our assets and developing new tools and technologies that help clients navigate a fast-changing industry,” said Franck Gossieaux. “I am excited by this opportunity to work with our talented global team to continue expanding our footprint and grow our addressable market.”

Gossieaux has over 25 years of international sales and financial services experience, including roles at JCF Group, where he served as Global Director of Sales, and Tradition, a leading interdealer brokerage firm. He received his Bachelor of Science in economics at the University Panthéon-Assas (Sorbonne-Assas) in Paris and will assume his new position reporting to FactSet CEO Phil Snow on June 1, 2019.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 122,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For® and a Best Workplace in the United Kingdom and France. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

FactSet

Media & Investor Relations Contact:

Rima Hyder

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rima.hyder@factset.com